Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-190493) and S-8 (No. 333-175108) of Capital Bank Financial Corp. of our report dated February 26, 2015 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
February 26, 2015